                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-84925
                 SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1999
                       PRELIMINARY PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED AUGUST 25, 1999)

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                2,950,000 SHARES

                                   [SDL LOGO]

                                   SDL, INC.

                                  COMMON STOCK
                               $       PER SHARE

--------------------------------------------------------------------------------

We are offering 2,950,000 shares of our common stock. This is a firm commitment underwriting.

Our common stock is listed on the Nasdaq National Market under the symbol "SDLI." On September 3, 1999, the last reported sales price of our common stock on the Nasdaq National Market System was $88.25 per share.

We have grated an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 442,500 additional shares from us within 30 days following the date of this prospectus to cover over-allotments.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-6 AND BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

                                                              PER SHARE      TOTAL
                                                              ----------   ----------
Price to the public.........................................  $            $
Underwriting discount.......................................  $            $
Our proceeds................................................  $            $

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS
APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
        HAMBRECHT & QUIST
                DONALDSON LUFKIN & JENRETTE
                         MERRILL LYNCH & CO.
                                SG COWEN
                                        SOUNDVIEW TECHNOLOGY GROUP

       The date of this Prospectus Supplement is                  , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
  PROSPECTUS SUPPLEMENT
  About This Prospectus Supplement..........................   S-3
  Special Note Regarding Forward-Looking Statements.........   S-3
  The Company...............................................   S-4
  The Offering..............................................   S-4
  Selected Financial Data...................................   S-5
  Risk Factors..............................................   S-6
  Use of Proceeds...........................................   S-8
  Price Range of Common Stock...............................   S-8
  Description of Capital Stock..............................   S-8
  Underwriting..............................................   S-9
  Experts...................................................  S-10
  Legal Matters.............................................  S-11

  PROSPECTUS
  About This Prospectus.....................................     2
  Where You Can Find More Information.......................     2
  Incorporation Of Certain Documents By Reference...........     3
  The Company...............................................     3
  Use Of Proceeds...........................................     4
  Ratios Of Earnings to Fixed Charges.......................     4
  Forward Looking Statements................................     4
  Risk Factors..............................................     5
  Description Of Common Stock...............................    13
  Description Of Preferred Stock............................    14
  Description Of Depositary Shares..........................    15
  Description Of Warrants...................................    18
  Description Of Debt Securities............................    19
  Delaware Law and Certain Charter Provisions...............    27
  Plan of Distribution......................................    29
  Legal Matters.............................................    30
  Experts...................................................    30

                            ------------------------

As used in this prospectus, the terms "we," "us," "our," the "Company" and "SDL" mean SDL, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term "common stock" means the Company's common stock, $0.001 par value per share. Unless otherwise stated, all information contained in this prospectus supplement and the accompanying prospectus assumes no exercise of the over-allotment option granted to the underwriters.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on or
about September        , 1999, against payment in immediately available funds.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our Common Stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined.

IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE PROSPECTUS, YOU SHOULD RELY ON THIS PROSPECTUS SUPPLEMENT.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" on page 2 of the accompanying prospectus.

If we use a capitalized term in this prospectus supplement and do not define the term in this document, the capitalized term is defined in the prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our (including certain of our subsidiaries') technology, products, and business performance. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. There is no assurance that the events or circumstances reflected in forward-looking statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Among the factors that could cause actual results to differ materially are the factors detailed below under the caption "Risk Factors". You should also consult the Company's Reports on Form 10-K and Form 10-K/A for the year ended December 31, 1998, on the Form 10-Q for the quarter ended March 31, 1999, on the Form 10-Q for the quarter ended June 30, 1999 and on other reports filed by SDL from time to time under the Exchange Act for risks associated with investing in our common stock.

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this prospectus supplement, including the information under the caption "Risk Factors," and the accompanying prospectus and in documents incorporated by reference therein.

                                  THE COMPANY

We design, manufacture and market fiber optic related products, lasers and optoelectronic systems. Our products are used in a diversity of markets such as telecommunications, cable television, dense wavelength division multiplexing ("DWDM"), satellite communications, printing, medical and materials processing.

We were established in 1983 as a joint venture between Xerox and Spectra-Physics to develop and commercialize semiconductor laser technology. Our management led a group to buy-out the joint venture partners in 1992 and we issued our common stock to the public in an initial public offering in 1995 and our common stock was approved for quotation on the Nasdaq National Market System at the same time. Our technical staff, including over fifty PhDs, represents one of the largest investments in core technology in the photonics industry. From the original products introduced in 1984, we have expanded our product offering to over 150 standard products in addition to providing custom design and packaging for original equipment manufacturer ("OEM") customers. Our revenue also includes revenue from customer-funded research programs.

By 1995, our management recognized that our core technical strengths of high reliability and high power were particularly well-suited to the growing market opportunity in fiber optic communications. Since the acquisition of Seastar Optics in 1995, our strategy has increasingly focused on providing solutions for optical communications. Our optical communications products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, DWDM, cable television and satellite communications applications. Led by growth in shipments of our flagship 980 nm semiconductor laser pump module, revenue in 1998 from fiber optic products for terrestrial, undersea and cable television communications increased by more than 100 percent compared with 1997. Overall, communications-related revenue increased to 73 percent of total revenue in the first half of 1999. In May 1999, in a transaction accounted for as a pooling-of-interest, we completed the acquisition of IOC International plc ("IOC"), a United Kingdom-based provider of lithium niobate modulators. We believe the merger with IOC will strengthen our position in the transmitter portion of the DWDM telecommunications market.

The Company's address is SDL, Inc., 80 Rose Orchard Way, San Jose, California 95134-1365, and its phone number is (408) 943-9411.

                                  THE OFFERING

Common Stock offered..........    2,950,000 shares

Common Stock to be outstanding
after the offering............   34,199,752 shares

Use of proceeds...............   For capital expenditures, general corporate
                                 purposes, including working capital, and to fund potential acquisitions.

Nasdaq National Market
symbol........................   SDLI
------------------------

These share numbers are based on shares outstanding as of June 30, 1999 and exclude:

     - 4,528,966 shares of common stock issuable upon exercise of outstanding options at an average exercise price of $15.62; and

     - shares of common stock reserved for issuance under our stock option plans for options not yet granted.

                            SELECTED FINANCIAL DATA

The following table summarizes the financial data for our business during the periods indicated. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto incorporated by reference in this prospectus supplement.

The following financial data includes the operating results of IOC International plc. for all periods presented. We merged with IOC in May 1999, in a transaction accounted for as a pooling of interests. Also, in May 1999, we authorized a two-for-one split of our common stock. All of the share and per share data in the selected financial data have been retroactively adjusted to reflect the stock split.

The information under "As Adjusted" reflects the application of the proceeds from the sale by us of 2,950,000 shares of common stock in this offering at an offering price of $88.25 per share, net of the underwriting discount and estimated offering expenses. See "Use of Proceeds."

                                                                             SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,             JUNE 30,
                                         -------------------------------    ------------------
                                          1996        1997        1998       1998       1999
                                         -------    --------    --------    -------    -------
 (IN THOUSANDS, EXCEPT PER SHARE DATA)                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue................................  $88,224    $102,119    $112,792    $55,299    $80,837
Gross margin...........................   31,149      30,874      38,731     17,038     32,831
Operating income (loss)(1).............    9,499     (25,544)      7,702      2,524      8,074
Net income (loss)(1)...................  $ 8,139    $(24,353)   $  7,903    $ 2,649    $ 5,834
Net income (loss) per share:
  Basic(1).............................  $  0.33    $  (0.87)   $   0.28    $  0.09    $  0.19
  Diluted(1)...........................  $  0.30    $  (0.87)   $   0.26    $  0.09    $  0.18
Shares used in per share calculation:
  Basic................................   24,756      27,888      28,718     28,442     30,518
  Diluted..............................   27,238      27,888      30,362     30,149     32,554

                                                                   JUNE 30, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                       (IN THOUSANDS)                               (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term marketable
  securities................................................  $ 27,575     $276,839
Working capital.............................................    65,879      315,143
Total assets................................................   151,271      400,535
Long-term debt, less current portion........................       567          567
Stockholders' equity........................................   119,336      368,600

------------

(1) Includes approximately $27.5 million of litigation settlement and related expenses, as discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in our 1998 form 10-K

                                  RISK FACTORS

BEFORE PURCHASING OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS AND THE RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN TOGETHER WITH THE RISK FACTORS DESCRIBED BELOW:

A DECREASE IN DEMAND FOR OUR PRODUCTS THAT ARE BASED ON DENSE WAVELENGTH DIVISION MULTIPLEXING TECHNOLOGY WOULD SIGNIFICANTLY DECREASE OUR REVENUES

A majority of our revenues are derived from sales of products which rely on dense wavelength division multiplexing, or DWDM, technology. As the market for DWDM products grew last year, our revenues from the sale of our DWDM products increased significantly and we expect that the percentage of our overall revenues attributable to the sale of our DWDM products will continue to increase for the foreseeable future. If the markets for optoelectronic products move away from DWDM technology and begin using new technologies, we may not be able to successfully design and manufacture new products that use these new technologies. There is also the risk that new products we develop in response to new technologies may not be accepted in the market. In addition, DWDM technology is continuously evolving, and we may not be able to modify our products to address new DWDM specifications. Any of these events would have a material adverse effect on our business.

OUR SALES WOULD SUFFER IF ONE OR MORE OF OUR KEY CUSTOMERS SUBSTANTIALLY REDUCED OR CANCELLED ORDERS FOR OUR PRODUCTS

Our top ten customers accounted for a substantial majority of our net revenues for 1998 and for the six months ended June 30, 1999. During the quarter ended June 30, 1999, three customers each accounted for over 10% of our revenues. Although not all of these customers may continue to account for such a percentage of our revenues, we anticipate that we will continue to be dependent upon a relatively limited number of customers for a significant portion of our net revenues in future periods. Most of our customers are not presently obligated to purchase any specified amount of products or to provide us with binding forecasts of product purchases for any period. The reduction, delay or cancellation of orders from one of our significant customers could materially and adversely affect our financial condition and results of operations. There can be no assurance that such customers will not reduce, cancel or delay orders.

OUR QUALIFICATION AND SALES CYCLE IS LENGTHY AND CAN RESULT IN UNEXPECTED DELAYS WITH RESPECT TO ANTICIPATED REVENUES

Our customers typically perform numerous tests and extensively evaluate our products before incorporating them into their systems. The time required for test, evaluation, qualification and design of our products into customers' equipment can take up to twelve months. It can take an additional six months or more before a customer commences volume shipments of equipment that incorporates our products. Because of this lengthy qualification and sales cycle, we may experience a delay between the time when we incur expenses for research and development and sales and marketing efforts and the time when we generate revenues, if any, from these expenditures.

In addition, the delays inherent in our lengthy qualification and sales cycle raise additional risk that customers may decide to cancel or change product plans. After a customer selects our technology, there can be no assurance that the customer will ultimately ship products incorporating our products. Our business could be materially adversely affected if during our lengthy qualification and sales cycle a significant customer curtails, reduces or delays orders or chooses not to release products incorporating our products.

CHANGES IN OUR PRODUCT MIX MAY ADVERSELY AFFECT OUR OPERATING RESULTS

We sell a variety of products, with differing margins, and we introduce new products to the markets from time to time. The proportional mix of the products that we sell changes from quarter to quarter. This change in product mix may adversely affect our operating results if, for example, we sell more products with lower margins in a particular quarter. Further, our ability to address changes in the market demand for our specific products depends on our ability to ramp up production for products with increased demand and to ramp down production for products with decreased demand. If we are not able to manage successfully the production cycles for our products, our operating results would be adversely affected.

                                USE OF PROCEEDS

The net proceeds to us from this offering will be $249,263,663. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares sold by us will be $286,713,212. We currently plan to use approximately $35,000,000 of the net proceeds for capital expenditures that are anticipated to be made over the next twelve months. The remaining net proceeds will be used for general corporate purposes, including working capital. We may also use a portion of the net proceeds to fund potential acquisitions; however, we have no present commitments and are not currently actively engaged in any negotiations with respect to any acquisitions. Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

                          PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq National Market under the symbol "SDLI." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on the Nasdaq National Market. On September 3, 1999, the last reported sale price on the Nasdaq National Market was $88.25 per share.

                                                               HIGH       LOW
                                                              -------    ------
FISCAL YEAR 1998
  First Quarter.............................................  $ 12.00    $ 7.57
  Second Quarter............................................  $ 13.75    $ 9.82
  Third Quarter.............................................  $ 14.53    $ 6.25
  Fourth Quarter............................................  $ 20.94    $ 4.88

FISCAL YEAR 1999
  First Quarter.............................................  $ 45.38    $19.88
  Second Quarter............................................  $ 61.94    $40.03
  Third Quarter (through September 3, 1999).................  $ 91.13    $52.94

                          DESCRIPTION OF CAPITAL STOCK

For a general description of our capital stock, including our common stock, see "Description of Common Stock," and "Description of Preferred Stock," in the accompanying prospectus. The description of our capital stock in the accompanying prospectus and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our Restated Certificate of Incorporation, as amended, our Bylaws and Delaware law. Copies of those documents have been filed with the Securities and Exchange Commission. See "Where You Can Find More Information" in the accompanying prospectus.

                                  UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Hambrecht & Quist LLC, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SG Cowen Securities Corporation and SoundView Technology Group, Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common stock set forth opposite its name below:

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
CIBC World Markets Corp. ...................................
Hambrecht & Quist LLC.......................................
Donaldson Lufkin & Jenrette Securities Corporation..........
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
SG Cowen Securities Corporation.............................
SoundView Technology Group, Inc. ...........................
                                                                  --------

          Total.............................................
                                                                  --------

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession of
$     per share. The underwriters may also allow, and such dealers may reallow,
a concession not in excess of $     per share to certain other dealers. After
the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the
underwriters to purchase a maximum of                442,500 additional shares
from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to
public will be $     million, and the total proceeds to us will be approximately
$     million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be given to the underwriters by us.

                                                                          TOTAL
                                                          --------------------------------------
                                                                                 TOTAL WITH FULL
                                                          WITHOUT EXERCISE OF      EXERCISE OF
                                             PER SHARE      OVER-ALLOTMENT       OVER-ALLOTMENT
                                             ---------    -------------------    ---------------


We will pay all of the expenses of the offering, excluding the underwriting discount, which we estimate to be approximately $400,000. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers and directors and certain other stockholders have agreed to a 60-day "lock up" with respect to approximately 2,280,000 shares of common stock beneficially owned, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 60 days following the date of this prospectus, we and the parties listed above may not directly or indirectly offer, sell, pledge or otherwise dispose of those securities without the prior written consent of CIBC World Markets Corp CIBC World Markets Corp., however, may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these agreements.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

  - Passive market making -- Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to certain limitations, until the time, if ever, at which a stabilizing bid is made.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

                                    EXPERTS

Our consolidated financial statements, incorporated by reference in our Annual Report (Form 10-K/A) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Our supplemental consolidated financial statements appearing in our Current Report on Form 8-K dated May 18, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated by reference elsewhere herein, which is based in part on the report of Arthur Andersen, independent auditors. Such consolidated financial statements and supplemental consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                 LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon the underwriters by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

PROSPECTUS

                                  $300,000,000

                                   [SDL LOGO]

               COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
                          WARRANTS AND DEBT SECURITIES
--------------------------------------------------------------------------------

SDL, Inc. may offer, from time to time, in one or more series or classes and in amounts, at prices and on terms that it will determine at the time of offering, with an aggregate public offering price of up to $300,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale):

     - shares of common stock, $0.001 par value per share;

     - shares of preferred stock, $0.001 par value per share;

     - shares of preferred stock represented by depositary shares;

     - warrants to purchase common stock or preferred stock; and

     - debt securities.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Our common stock is listed on the NASDAQ National Market System under the symbol "SDLI."

                            ------------------------

INVESTING IN THE SECURITIES INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                The date of this prospectus is August 25, 1999.

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the common stock, preferred stock, depositary shares, warrants and debt securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "SDL", "we," "us," "our" or the "Company" mean SDL, Inc. and its subsidiaries. When we refer to our "Charter" we mean the Company's Restated Certificate of Incorporation, as amended, and as supplemented by the Certificate of Designation for the Series B Preferred Stock.

                      WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

     - SDL's Annual Reports on Form 10-K and Form 10-K/A for the year ended December 31, 1998;

     - SDL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     - SDL's Definitive Proxy Statement dated April 9, 1999, filed in connection with SDL's 1999 Annual Meeting of Stockholders held on May 13, 1999;

     - SDL's current reports on Form 8-K each dated as of May 18, 1999 filed with the SEC on June 2, 1999 and June 29, 1999, respectively;

     - the description of SDL's common stock contained in SDL's Registration Statement on Form 8-A filed on March 31, 1995 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     - the description of SDL's preferred stock rights contained in SDL's Registration Statement on Form 8-A filed on November 7, 1997 under
       Section 12 of the Exchange Act, including SDL's Registration Statement on Form 8-A/A filed on March 19, 1999 updating such description;

     - all documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement; and

     - all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                                  THE COMPANY

SDL designs, manufactures and markets fiber optic related products, lasers and optoelectronic systems. Its products are used in a diversity of markets such as telecommunications, cable television, dense wavelength division multiplexing ("DWDM"), satellite communications, printing, medical and materials processing.

SDL was established in 1983 as a joint venture between Xerox and Spectra-Physics to develop and commercialize semiconductor laser technology. The management of SDL led a group to buy-out the joint venture partners in 1992 and the Company issued its common stock to the public in an initial public offering in 1995 and was admitted to NASDAQ at the same time. SDL's technical staff, including over fifty PhDs, represents one of the largest investments in core technology in the photonics industry. From the original products introduced in 1984, SDL has expanded its product offering to over 150 standard products in addition to providing custom design and packaging for original equipment manufacturer ("OEM") customers. SDL's revenue also includes revenue from customer-funded research programs.

By 1995, the management of SDL recognized that its core technical strengths of high reliability and high power were particularly well-suited to the growing market opportunity in fiber optic communications. Since the acquisition of Seastar Optics in 1995, SDL's strategy has increasingly focused on providing solutions for optical communications. SDL's optical communications products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, DWDM, cable television and satellite communications applications. Led by growth in shipments of our flagship 980 nm semiconductor laser pump module, revenue in 1998 from fiber optic products for terrestrial, undersea and cable television communications increased by more than 100 percent compared with 1997. Overall, communications-related revenue increased to 73 percent of total revenue in the first half of 1999. In May 1999, in a transaction accounted for as a pooling-of-interest, SDL completed the acquisition of IOC International plc ("IOC"), a United Kingdom-based provider of lithium niobate modulators. SDL believes the merger with IOC will strengthen SDL's position in the transmitter portion of the DWDM telecommunications market.

                                USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the Company intends to use the net proceeds of any sale of securities pursuant to this prospectus for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth SDL's consolidated ratios of earnings to fixed charges for the periods shown.

                                                     SIX MONTHS          YEAR ENDED DECEMBER 31,
                                                        ENDED       ---------------------------------
                                                    JUNE 30, 1999   1998   1997   1996    1995   1994
                                                    -------------   ----   ----   -----   ----   ----
Ratio of Earnings to Fixed Charges................      10.5x       8.1x   N/A    17.2x   N/A    4.1x

SDL had net losses for the years ended December 31, 1997 and 1995. Consequently, earnings were insufficient to cover fixed charges by approximately $23.9 million and $0.9 million in the years ended December 31, 1997 and 1995, respectively.

The ratio of earnings to fixed charges in computed as income before income taxes, plus fixed charges, divided by fixed charges. Fixed charges consist of interest expense and an estimated component of rental expense.

                           FORWARD LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our (including certain of our subsidiaries') technology, products, and business performance. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. There is no assurance that the events or circumstances reflected in forward-looking statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Among the factors that could cause actual results to differ materially are the factors detailed below under the caption "Risk Factors". You should also consult the risk factors listed in the Company's Reports on Form 10-K and Form 10-K/A for the year ended December 31, 1998, on the Form 10-Q for the quarter ended March 31, 1999, on the Form 10-Q for the quarter ended June 30, 1999 and on other reports filed by SDL from time to time under the Exchange Act.

                                  RISK FACTORS

SDL HAS EXPERIENCED AND COULD AGAIN EXPERIENCE MANUFACTURING DIFFICULTIES

The manufacture of semiconductor lasers and related products and systems that we sell is highly complex and precise, requiring production in a highly controlled and clean environment. Changes in the manufacturing processes or the inadvertent use of defective or contaminated materials by us or our suppliers have in the past and could in the future significantly impair our ability to achieve acceptable manufacturing yields and product reliability. If we do not achieve acceptable yields or product reliability, our operating results and customer relationships will be adversely affected. We rely almost exclusively on our own production capability in:

     - computer-aided chip and package design,

     - wafer fabrication,

     - wafer processing,

     - device packaging,

     - hybrid microelectronic packaging,

     - printed circuit board testing, and

     - final assembly and testing of products.

Because we manufacture, package and test these components, products and systems at our own facility, and because these components, products and systems are not readily available from other sources, our business and results of operations will be significantly impaired if our manufacturing is interrupted by any of the following:

     - shortages of parts of equipment,

     - equipment failures,

     - poor yields,

     - fire or natural disaster, or

     - otherwise.

A significant portion of our production relies or occurs on equipment for which we do not have a backup. To alleviate, at least in part, this situation, we remodeled our front-end wafer fabrication facility and our packaging and test facility. We cannot assure you that we will not experience further start-up costs and yield problems in fully utilizing our increased wafer capacity targeted by these remodeling efforts. In addition, we are deploying a new manufacturing execution software system designed to further automate and streamline our manufacturing processes, and there may be unforeseen deficiencies in this system which could adversely affect our manufacturing processes. In the event of any disruption in production by one of these machines or systems, our business and results of operations could be materially adversely affected. Furthermore, we have a limited number of employees dedicated to the operation and maintenance of our equipment, loss of whom could affect our ability to effectively operate and service our equipment. We experienced lower than expected production yields on some of our products, including certain key product lines during 1997 and the first half of 1998. This reduction in yields:

     - adversely affected gross margins,

     - delayed component, product and system shipments, and

     - to a certain extent, delayed new orders booked.

Although more recently, our yields have improved, we cannot assure you that yields will continue to improve or not decline in the future, nor that in the future our manufacturing yields will be acceptable to ship products on time. To the extent that we experience lower than expected manufacturing yields or experience any shipment delays, gross margins will likely be significantly reduced and we could lose customers and experience reduced or delayed customer orders and cancellation of existing backlog. We presently are ramping production of some of our product lines by:

     - hiring and training now personnel,

     - acquiring new equipment, and

     - expanding our packaging facilities and capabilities.

Difficulties in starting production to meet expected demand and schedules have occurred in the past and may occur in the future including the following:

     - quality problems could arise, yields could fall, and gross margins could be reduced during such a ramp.

     - aggressive volume pricing for large long-term orders has been provided to certain customers.

     - cost reductions in manufacturing are required to avoid a drop in gross margins for certain products sold to customers receiving volume pricing.

These cost reductions may not occur rapidly enough to avoid a decrease in gross margins on products sold under volume pricing terms. In that event, our business and results of operations would be materially adversely affected.

OUR BUSINESS DEPENDS ON DEVELOPING NEW PRODUCTS AND APPLICATIONS

Our current products serve many applications in the communications and materials processing and printing markets. In many cases, our products are substantially completed, but the customer's product incorporating our products is not yet completed or the applications or markets for the customer's product are new or emerging. In addition, some of our customers are currently in the process of developing new products that are in various stages of development, testing and qualification, and sometimes are in emerging applications or new markets.

We believe that rapid customer acceptance of our new products is key to our financial results. A substantial portion of our products address markets that are not now, and may never become, substantial commercial markets. We have experienced, and are expected to continue to experience, fluctuation in customer orders and competitive, technological and pricing constraints that may preclude development of markets for our products and our customers' products.

Our customers are often required to test and qualify laser pump modules, transmitters, and marking systems among other new products for potential volume applications. We cannot assure you that:

     - we or our customers will continue their existing product development efforts, or if continued that such efforts will be successful,

     - markets will develop for any of our technology or that pricing will enable such markets to develop, or

     - other technology or products will not supersede our products or our customer's products.

We may also be unable to develop new products on a timely schedule. Moreover, even if we are successful in the timely development of new products that are accepted in the market, we often experience lower margins on these products. The lower margins are due to lower yields and other factors, and thus we may be unable to manufacture and sell new products at an acceptable cost so as to achieve acceptable gross margins.

OUR GROWTH AND EXPANSION MAY STRAIN OUR RESOURCES

We have on occasion been unable to manufacture products in quantities sufficient to meet demand of our existing customer base and new customers. The expansion in the scope of our operations has placed a considerable strain on our management, financial, manufacturing and other resources and has required us to implement and improve a variety of operating, financial and other systems, procedures and controls. In addition, we are currently deploying a new enterprise resource planning system.

We cannot assure you that any existing or new systems, procedures or controls will be adequate to support our operations or that our systems, procedures and controls will be designed, implemented or improved in a cost-effective and timely manner. Any failure to implement, improve and expand such systems, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business and results of operations.

Our future success is dependent, in part, on our ability to attract, assimilate and retain additional employees, including certain key personnel. We will continue to need a substantial number of additional personnel, including those with specialized skills, to commercialize our products and expand all areas of our business in order to continue to grow. Competition for such personnel is intense, and we cannot assure you that we will be able to attract, assimilate or retain additional highly qualified personnel.

OUR ACQUISITION STRATEGY POSES SEVERAL RISKS

Our strategy involves the acquisition and integration of additional companies' products, technologies and personnel. We have limited experience in acquiring outside businesses. Acquisition of businesses requires substantial time and attention of management personnel and may require additional equity or debt financings. Furthermore, integration of newly established or acquired businesses is often disruptive. Since we have acquired or in the future may acquire one or more businesses, we cannot assure you that we will:

     - identify appropriate targets,

     - acquire such businesses on favorable terms, or

     - be able to successfully integrate such organizations into our business.

Failure to do so could significantly impair our business, financial condition and results of operations.

WE HAVE DEPENDED ON GOVERNMENT PROGRAMS AND CONTRACTS

We derived approximately 26 percent, 34 percent, and 40 percent of our revenue during fiscal 1998, 1997, and 1996, respectively, directly and indirectly from a variety of Federal government sources. We received approximately 13 percent, 17 percent and 20 percent of our revenue for fiscal 1998, 1997 and 1996, respectively, from Lockheed Martin through several US government and commercial programs. We derived almost all of our revenue from Lockheed Martin during these periods from Federally-funded programs.

The demand for certain of our services and products is directly related to the level of funding of government programs. We believe that the success and further development of our business is dependent, in significant part, upon the continued existence and funding of such programs and upon our ability to participate in such programs. For example, Federal programs funded substantially all of our research revenue for 1998, 1997 and 1996. Most of our Federally-funded programs are subject to renewal every one or two years, so that continued work by us under these programs in future periods is not assured. For example, we have been informed by Lockheed Martin that one of our largest federally funded programs will wind down in 1999. Federally-funded programs are subject to termination for convenience of the government agency, at which point we would be reimbursed for related allowable costs incurred to the termination date.

Federally-funded contracts are subject to audit of pricing and actual costs incurred, which have resulted, and could result in the future, in price adjustments. The Federal government has in the past, and could in the future, challenge our accounting methodology for computing indirect rates and allocating indirect costs to government contracts. The government is currently challenging certain indirect cost allocations. While we believe that amounts recorded on our financial statements are adequate to cover all related risks, the government has not concluded its investigation or agreed to a settlement with us. Although the outcome of this matter cannot be determined at this time, we do not believe that its outcome will have a material adverse effect on our financial position, results of operations and cash flows. However, based on future developments, our estimate of the outcome of these matters could change in the near term. In addition, a change in our accounting practices in this area could result in reduced profit margins on government contracts.

WE DEPEND UPON KEY PERSONNEL AND MAY BE UNABLE TO HIRE QUALIFIED PERSONNEL

Our future performance also depends in significant part upon the continued service of our key technical and senior management personnel. The loss of the services of one or more of our officers or other key employees could significantly impair our business, operating results and financial condition. While many of our current employees have many years of service with us, there can be no assurance that we will be able to retain our existing personnel. If we are unable to retain and hire additional personnel, our business and results of operations could be materially and adversely affected. See also "Our Acquisition Strategy Poses Several Risks."

WE HAVE BEEN SUBJECT TO PATENT INFRINGEMENT CLAIMS

The semiconductor, optoelectronics, communications, information and laser industries are characterized by frequent litigation regarding patent and other intellectual property rights. From time to time we have received and may receive in the future, notice of claims of infringement of other parties' proprietary rights and licensing offers to commercialize third party patent rights. In addition, we cannot assure you that:

     - additional infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted against us, or

     - that existing claims or any other assertions will not result in an injunction against the sale of infringing products or otherwise significantly impair our business and results of operations.

In 1985, we first received correspondence from Rockwell International Corporation alleging that we used a fabrication process that infringes Rockwell's patent rights. Those allegations led to two related lawsuits, one of which is still pending. The first lawsuit was filed in August 1993, when Rockwell sued the Federal government in the United States Court of Federal Claims, alleging infringement of these patent rights with respect to the contracts the Federal government has had with at least 15 companies, including us (Rockwell International Corporation v. the United States of America, No. 93-542C (US Ct. Fed. CO)). We were not originally named as a party to this lawsuit. However, the Federal government asserted that, if it was held liable to Rockwell for infringement of Rockwell's patent rights in connection with some of its contracts with us, then we would be liable to indemnify the Federal government for a portion of its liability on certain contracts.

In June 1995, after Rockwell filed a second lawsuit against us in the Northern District of California, we filed a motion to intervene in the first lawsuit. That motion was granted on August 17, 1995. Upon intervening in the Federal government's lawsuit, we filed an answer to Rockwell's complaint, alleging that:

     - Rockwell's patent was invalid and that we did not infringe Rockwell's patent,

     - Rockwell's patent was unenforceable under the doctrine of inequitable conduct, and

     - Rockwell's action is barred by the doctrines of laches and equitable estoppel.

After extensive discovery, we moved, as did the Federal government, for summary judgment on the ground that Rockwell's patent was invalid. By order dated February 5, 1997, the Court of Federal Claims granted those motions and entered judgment in our favor and in favor of the Federal government. However, Rockwell appealed the Court of Federal Claims' decision, and on June 15, 1998, the United States Court of Appeals for the Federal Circuit issued an opinion vacating the judgment that had been entered in our favor and in favor of the Federal government. The Federal Circuit held that the Court of Federal Claims had erred in finding that there were no genuine disputes of material fact concerning the obviousness of the Rockwell patent, and that the resolution of this and other disputes requires a trial. The Federal Circuit:

     - remanded the case back to the trial court for further proceedings on the issue of whether Rockwell's patent was invalid on obviousness grounds, and

     - affirmed the Court of Federal Claims' denial of our motion for summary judgment of invalidity based on anticipation, as well as the Court of Federal Claims' claim construction.

Subsequent to the Federal Circuit's action, Rockwell and the United States reached a settlement in the first lawsuit which had been filed on August 1993. Pursuant to the settlement, a judgment was entered in Rockwell's favor against the Federal government in the amount of $16,900,000. We did not participate in the settlement. The Federal government has not again raised the issue of our potential indemnity obligation.

As noted above, we made our decision to intervene in the lawsuit filed on August 1993 after Rockwell filed suit against us in the Northern District of California in May 1995, alleging that we had infringed the Rockwell patent in connection with our manufacture and sale of products to customers other than the United States. Again, the complaint alleges that we used a fabrication process that infringes the Rockwell patent (Rockwell International Corporation v. SDL, Inc., No. C95-01729 MHP (US Dist. Ct., N.D. Cal.)). By its complaint, Rockwell seeks a permanent injunction against us to:

     - enjoin us from infringement of the Rockwell patent,

     - require us to pay damages in an unspecified amount for our alleged past infringement of the patent, treble damages and attorneys' fees.

The complaint was served on us on June 30, 1995, and we filed an answer to the complaint on August 18, 1995, alleging that:

     - Rockwell's patent is invalid,

     - we did not infringe Rockwell's patent,

     - Rockwell's patent is unenforceable under the doctrine of inequitable conduct, and

     - Rockwell's action is barred by the doctrines of laches and equitable estoppel.

On August 11, 1995, prior to filing our answer, we filed a motion to stay this action based upon the pendency of the lawsuit brought the Federal government. The District Court granted our motion to stay on September 15, 1995. Subsequent to the settlement of the lawsuit against the Federal government, the District Court lifted the stay, and discovery has re-commenced for the lawsuit filed on May 1995.

Although the Court of Federal Claims ruled in our favor, finding the patent invalid on motion for summary judgment, the Court of Appeals for the Federal Circuit reversed the summary judgment ruling, meaning that the issue of validity needed to go to trial. Such a trial would now occur before a jury in California. We believe that we have meritorious defenses to Rockwell's allegations. It should be noted that the resolution of intellectual property disputes is often fact intensive and, therefore, the results are inherently uncertain. There can be no assurance that Rockwell will not ultimately prevail in this dispute. If Rockwell were to prevail, Rockwell could be awarded substantial monetary damages and/or an injunction against us for the sale of infringing products. If this injunction were entered, we may seek to obtain a license to use Rockwell's patent.

We cannot assure you, however, that a license would be available on reasonable terms or at all. The award of monetary damages against us, or the grant of an injunction and failure to obtain a license to use Rockwell's patent on commercially reasonable terms could have a material adverse effect on our business and results of operations. Litigation of Rockwell's claim against us is expected to involve significant expense to us and could divert the attention of our technical and management personnel and could have a material adverse effect on our business and results of operations.

In addition, we are involved in various legal proceedings arising in the ordinary course of our business.

ORDERS FROM OUR CUSTOMERS FLUCTUATE

Our product revenue is subject to fluctuations in customer orders. Occasionally, some of our customers have ordered more products than they need in a given period, thereby building up inventory and delaying placement of subsequent orders until such inventory has been reduced. We may also build inventory in anticipation of receiving new orders in the future. Also, customers have occasionally placed large orders that they have subsequently cancelled. In addition, due to the fact that our sales of our 980 nm pump module products comprise a significant portion of our total revenues, our revenues are particularly susceptible to customer order fluctuations for this product. These fluctuations, cancellations and the failure to receive new orders can have adverse effects on our business and results of operations. We may also have incurred significant inventory or other expenses in preparing to fill such orders prior to their cancellation. Virtually our entire backlog is subject to cancellation. Cancellation of significant portions of our backlog, or delays in scheduled delivery dates, could have a material adverse effect on our business and results of operations.

WE DEPEND ON OWNERSHIP OF OUR TECHNOLOGY AND OUR TECHNICAL EXPERTISE

Our future success and competitive position is dependent in part upon our proprietary technology, and we rely in part on patent, trade secret, trademark and copyright law to protect our intellectual property. There can be no assurance that:

     - any of the 127 patents owned or approximately 134 patents licensed by us will not be invalidated, circumvented, challenged or licensed to others,

     - the rights granted under the patents will provide competitive advantages to us,

     - any of our approximately 90 pending or future patent applications will be issued with the scope of the claims sought by us, if at all, or

     - that others will not develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents we own, or patent or assert patents on technology which we might use or intend to use.

In addition, effective copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. Our technology is licensed on a non-exclusive basis from Xerox and other third parties that may license such technology to others, including our competitors. There can be no assurance that steps we take to protect our technology will prevent misappropriation of such technology. In addition, litigation has been necessary and may be necessary in the future:

     - to enforce our patents and other intellectual property rights,

     - to protect our trade secrets,

     - to determine the validity and scope of the proprietary rights of others, or

     - to defend against claims of infringement or invalidity of intellectual property rights developed internally or acquired from third parties.

Litigation of this type has resulted in substantial costs and diversion of resources and could have a material adverse effect on our business and results of operations. Moreover, we may be required to participate in interference proceedings to determine the propriety of inventions. These proceedings could result in substantial cost to us.

OUR MARKETS ARE EXTREMELY COMPETITIVE

Our various markets are highly competitive. We face current or potential competition from four primary sources:

     - direct competitors,

     - potential entrants,

     - suppliers of potential now technologies, and

     - suppliers of existing alternative technologies.

We offer a range of components, products and systems and have numerous competitors worldwide in various segments of our markets. As the markets for our products grow, new competitors have recently emerged and are likely to continue to do so in the future. We also sell products and services to companies with which we presently compete or in the future may compete and certain of our customers have been or could be acquired by, or enter into strategic relations with our competitors. In most of our product lines, our competitors and we are working to develop new technologies, or improvements and modifications to existing technologies, which will obsolete present products. Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and other resources than we do. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies, evolving industry trends and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products than we. We cannot assure you that:

     - our current or potential competitors have not already or will not in the future develop or acquire products or technologies comparable or superior to those that we developed,

     - combine or merge with each other or our customers to form significant competitors,

     - expand production capacity to more quickly meet customer supply requirements, or

     - adapt more quickly than we do to now technologies, evolving industry trends and changing customer requirements.

Increased competition has resulted and could, in the future, result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures we face will not have a material adverse effect on our business and results of operations. We expect that both direct and indirect competition will increase in the future. Additional competition could have an adverse material effect on our results of operations through price reductions and loss of market share.

WE HAVE RISKS OF DOING BUSINESS INTERNATIONALLY

Revenues from customers outside of the United States accounted for approximately 27 percent, 25 percent and 21 percent, of our total revenue in 1998, 1997 and 1996, respectively. International revenue carries a number of inherent risks, including:

     - reduced protection for intellectual property rights in some countries,

     - the impact of unstable environments in economies outside the United
       States,

     - generally longer receivable collection periods,

     - changes in regulatory environments,

     - tariffs, and

     - other potential trade barriers.

In addition, some of our international revenue is subject to export licensing and approvals by the Department of Commerce or other Federal governmental agencies. Although to date, we have experienced little difficulty in obtaining such licenses or approvals, the failure to obtain these licenses or approvals or comply with such regulations in the future could have a material adverse effect on our business and results of operations.

We currently use local distributors in key industrialized countries and local representatives in smaller markets. Although we have formal distribution contracts with some of our distributors and representatives, some of our relationships are currently on an informal basis. Most of our international distributors and representatives offer only our products; however, certain distributors offer competing products and we cannot assure you that additional distributors and representatives will not also offer products that are competitive with our products. We cannot assure you that our international distributors and representatives will enter into formal distribution agreements at all or on acceptable terms, will not terminate informal or contractual relationships, will continue to sell our products or that we will provide the distributors and resellers with adequate levels of support. Our business and results of operations will be affected adversely if we lose a significant number of our international distributors and representatives or experience a decrease in revenue from these distributors and representatives.

WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATION

We are subject to a variety of federal, state and local laws and regulations concerning the storage, use, discharge and disposal of toxic, volatile, or otherwise hazardous or regulated chemicals or materials used in our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. We have established an environmental and safety compliance program to meet the objectives of applicable federal, state and local laws. Our environmental and safety department administers this compliance program which includes monitoring, measuring and reporting compliance, establishing safety programs and training our personnel in environmental and safety matters. We cannot assure you that changes in these regulations and laws will not have an adverse economic effect on us. Further, these local, state, and federal regulations could restrict our ability to expand our operations. If we do not:

     - obtain required permits for,

     - operate within regulations for,

     - control the use of, or

     - adequately restrict

the discharge of hazardous or regulated substances or materials under present or future regulations, we may be required to pay substantial penalties, to make costly changes in our manufacturing processes or facilities or to suspend our operations.

WE HAVE LIMITED OR SOLE SOURCE SUPPLIERS FOR NECESSARY MATERIALS

We depend on a single or limited number of outside contractors and suppliers for raw materials, packages and standard components, and to assemble printed circuit boards. We generally purchase these products through standard purchase orders or one-year supply agreements. We do not have long-term guaranteed supply agreements with these suppliers. We seek to maintain a sufficient safety stock to overcome short-term shipping delays or supply interruptions by our suppliers. We also endeavor to maintain ongoing communications with our suppliers to guard against interruptions in supply. To date, we have generally been able to obtain sufficient supplies in a timely manner. However, our business and results of operations have in the past been and could be impaired by:

     - a stoppage or delay of supply,

     - substitution of more expensive or less reliable parts,

     - receipt of defective parts or contaminated materials, and

     - an increase in the price of such supplies or our inability to obtain reduced pricing from our suppliers in response to competitive pressures.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

The market price of our common stock may fluctuate significantly because of:

     - announcements of technological innovations,

     - large customer orders,

     - customer order delays or cancellations,

     - customer qualification delays,

     - new products by us, our competitors or third parties,

     - possible acquisition of us by a third party,

     - merger or acquisition announcements,

     - production problems,

     - quarterly variations in our actual or anticipated results of operations, and

     - developments in litigation in which we are involved.

Furthermore, the stock market has experienced extreme price and volume volatility, which has particularly affected the market prices of many high technology companies. This volatility has often been unrelated to the operating performance of such companies. This broad market volatility may adversely affect the market price of our common stock. Many companies in the optical communications industry have in the past year experienced historical highs in the market prices of their stock. We cannot assure you that the market price of our common stock will not experience significant volatility in the future, including volatility that is unrelated to our performance.

                          DESCRIPTION OF COMMON STOCK

SDL is authorized to issue up to 70,000,000 shares of common stock, $0.001 par value per share.

On May 18, 1999, SDL issued 1,130,098 post-split shares in connection with the acquisition of IOC International plc. The Company has also recently effected a two-for-one stock split of its common stock in the form of a stock dividend. Trading on a post-split basis occurred on June 3, 1999. As of July 30, 1999, 31,249,752 shares of SDL's common stock were outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of SDL, holders of common stock are entitled to share ratably in all assets of SDL remaining after payment of liabilities and the liquidation of any then outstanding preferred stock. Each share of common stock also has a preferred stock purchase right under the Company's stockholder rights agreement. See "Delaware Law and Certain Charter Provisions -- Stockholder Rights Agreement," below. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of any offering pursuant to this prospectus will be validly issued, fully paid and non-assessable.

The common stock is listed on the NASDAQ National Market System under the symbol "SDLI." The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services.

                         DESCRIPTION OF PREFERRED STOCK

The board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. No shares of preferred stock of SDL are outstanding. Of the 1,000,000 shares of preferred stock authorized, SDL has designated 261,628 shares of the preferred stock as Series A Preferred Stock, par value $0.001 per share. SDL has authorized the issuance of shares of Series B Preferred Stock and 300,000 shares of the Preferred Stock as Series B Preferred Stock, par value $0.001 per share upon exercise of certain preferred stock purchase rights associated with each share of common stock outstanding. See "Delaware Law and Certain Charter Provision -- Stockholder Rights Agreement" below.

GENERAL

Because the Board of Directors has the power to establish the preferences, powers and rights of each class of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of SDL. SDL has no present plan to issue any shares of preferred stock.

Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class of preferred stock will be described in the prospectus supplement relating to that class, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants. The description of preferred stock set forth below and the description of the terms of a particular class of preferred stock set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the Certificate of Designation relating to that class.

The preferences and other terms of the preferred stock of each class will be fixed by the Certificate of Designation relating to the class. A prospectus supplement relating to each class of preferred stock will specify the following terms:

     - The title and stated value of the preferred stock;

     - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     - The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

     - Whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock will accumulate;

     - The provision for a sinking fund, if any, for the preferred stock;

     - The provision for redemption, if applicable, of the preferred stock;

     - Any listing of the preferred stock on any securities exchange;

     - The terms and conditions, if applicable, upon which the preferred stock will be converted into common stock, including the conversion price (or manner of calculation thereof);

     - A discussion of any material federal income tax considerations applicable to the preferred stock;

     - The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     - Any limitations on issuance of any class of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     - Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

     - Any voting rights of the preferred stock.

RANK

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will be, with respect to dividends and upon our voluntary or involuntary liquidation, dissolution or winding up:

     - senior to all classes or series of common stock and to all of our equity securities the terms of which provide that the equity securities shall rank junior to the preferred stock;

     - junior to all equity securities that we issue which rank senior to the preferred stock; and

     - on a parity with all equity securities that we issued other than those that are referred to in the bullet points above.

The term "equity securities" does not include convertible debt securities.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") shares of a class of preferred stock represented by depositary shares pursuant to a separate deposit agreement among the Company, the preferred stock depositary and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the class of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipt are summaries of certain anticipated provisions. These summaries are not complete and may be modified by the applicable prospectus supplement. For more detail you should refer to the deposit agreement itself, which will be filed as an exhibit to the registration statement of which this prospectus is a part or incorporated by reference in this registration statement by a Form 8-K.

DIVIDENDS AND OTHER DISTRIBUTIONS

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property that it receives to the record holders of depositary receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

WITHDRAWAL OF STOCK

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary, the holders will be entitled to delivery at the corporate trust office, or upon each such holder's order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of the depositary shares representing shares of such class or series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding portion of the redemption price and any other amounts per share payable with respect to such class or series of preferred stock. If we redeem fewer than all the depositary shares, we will select the depositary shares that we will redeem pro rata (as nearly as may be practicable without creating fractional depositary shares), by lot or by any other equitable method that we determine.

From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption upon surrender of the depositary receipts to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of a class of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such class of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for such class of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of such class or series of preferred stock represented by the depositary shares in accordance with such instructions, and we will agree to take all reasonable action which the preferred stock depositary may deem necessary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by the depositary receipt as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

The depositary shares, as such, will not be convertible into common stock or any other securities or property. Nevertheless, if stated in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the applicable preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of a class or series of preferred stock or other shares of stock, and we have agreed that upon receipt of these instructions and any amounts payable, we will cause the conversion of the shares of preferred stock utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If we convert only a portion of depositary shares evidenced by a depositary receipt, we will issue a depositary receipt or receipts for any depositary shares that we do not covert. We will not issue fractional shares of common stock upon conversion, and if conversion will result in a fractional share, we will pay an amount in cash by equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

The form of depositary receipt evidencing depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially or adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment will impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class of preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended.

CHARGES OF A PREFERRED STOCK DEPOSITARY

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of our duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company with its principal office in the United States and a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by the preferred stock depositary with respect to the related preferred stock.

We will not be liable, and the preferred stock depositary will not be liable, if we are prevented or it is prevented from or delayed in, by law or any circumstances beyond its or our control, performing the obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, and the preferred stock depositary will not be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We may rely on, and the preferred stock depositary may rely on, written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons that we believe in good faith to be competent to give such information, and on documents that we believe in good faith to be genuine and signed by a proper party.

If a preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and from us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received by us.

                            DESCRIPTION OF WARRANTS

We currently have no warrants outstanding (other than options issued under our stock option plans). We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with any other securities offered pursuant to any prospectus supplement and warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which we are delivering this prospectus, including, where applicable, the following:

     - the title of the warrants;

     - the aggregate number of the warrants;

     - the price or prices at which the warrants will be issued;

     - the designation, terms and number of shares of preferred stock or common stock purchasable upon exercise of the warrants;

     - the designation and terms of any securities with which the warrants are issued and the number of any warrants issued with each such security;

     - the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;

     - the price at which each share of preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - the minimum or maximum amount of the warrants which may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - a discussion of certain federal income tax considerations; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

The debt securities may be secured or unsecured and may be senior or subordinated indebtedness of the Company. Unless otherwise specified in the applicable prospectus supplement, the debt securities are to be issued under an indenture, as amended or supplemented from time to time, among the Company and a trustee chosen by the Company and qualified to act as trustee under the Trust Indenture Act of 1939, as amended. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this section relating to the indenture and the debt securities are summaries of certain provisions of the debt securities and the indenture. These summaries are not complete. For more detail you should refer to the indenture, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

TERM

We will describe the particular terms of the debt securities offered by a prospectus supplement in the applicable prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus. A prospectus supplement may change any of the terms of the debt securities described in this prospectus.

The Company may offer under this prospectus up to $300,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) aggregate principal amount of debt securities or if debt securities are issued at a discount, such principal amount as may be sold for an initial public offering price of up to $300,000,000. Unless we state otherwise in any prospectus supplement, the Company may issue the debt securities in one or more series, as established from time to time by the Company. The Company need not issue all debt securities of one series at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The Company may, but need not, designate more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee and, except as we state otherwise in this prospectus, any action to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

The following summaries set forth certain general terms and provisions of the indenture and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of the debt securities, including the following specific terms:

     - the title of the debt securities;

     - the limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

     - the date or dates, or the method for determining the date or dates, on which the Company will pay the principal of the debt securities;

     - the rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which the debt securities will bear interest, if any;

     - the date or dates (or the method for determining the date or dates) from which any interest will accrue, the dates upon which any interest will be payable and the record dates for payment of interest (or the method by which the record dates will be determined);

     - the place or places, if any, other than or in addition to the Borough of Manhattan, The City of New York, where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of the debt securities and the indenture may be served;

     - any obligation the Company has to redeem, repay or repurchase the debt securities, in whole or in part, at the option of a holder of the debt securities, and the period or periods within which, the date or dates on which the price or prices at which and the terms and conditions upon which the Company will redeem, repay or repurchase the debt securities;

     - if other than the trustee, the identity of each security registrar and/or paying agent;

     - any conversion or exchange provisions of the debt securities;

     - any provisions granting special rights to holders of the debt securities;

     - any deletions from, modifications of, or additions to the events of default or covenants of the Company with respect to the debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants with the indenture;

     - the person to whom any interest will be payable, if other than the person in whose name the debt security is registered; and

     - any other terms of the debt securities and any deletions from or modifications or additions to the indenture in respect of the debt securities (whether or not consistent with the other provisions of the indenture).

The Company may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In such cases, we will describe any material U.S. federal income tax, accounting and other considerations in the applicable prospectus supplement.

CONVERSION AND EXCHANGE

The applicable prospectus supplement will specify the terms and conditions, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of SDL, in which the number of shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the market price of common stock or preferred stock as of a time stated in the prospectus supplement.

DENOMINATIONS AND INTEREST

Unless we specify otherwise in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Unless we specify otherwise in the applicable prospectus supplement, interest on any series of debt securities will be payable to the person in whose name the security is registered at the close of business on the record date for such interest at the office of the Company maintained for such purpose within the City and State of New York. However, unless we provide otherwise in the applicable prospectus supplement, the Company may make interest payments by check mailed to the address of the person entitled to the interest as it appears in the applicable register for debt securities or by wire transfer of funds to such person at an account maintained within the United States.

GLOBAL NOTES

Unless we specify otherwise in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more fully registered book-entry debt securities of such series (each, a "Global Note") that will be deposited with, or on behalf of The Depository Trust Company, New York, New York ("DTC"). Global Notes will be issued in fully registered form.

The Company anticipates that the Global Notes will be deposited with, or on behalf of DTC, and that such Global Note will be registered in the name of Cede & Co., DTC's nominee. Unless we specify otherwise in the applicable prospectus supplement, the Company further anticipates that the following provisions will apply to the depository arrangements with respect to the Global Notes.

So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by the Global Note for all purposes under the indenture. Except as described below, owners of beneficial interests in the Global Notes will not be entitled to have debt securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders of the debt securities under the indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in the Global Notes.

The Global Notes will be exchangeable for certificated debt securities only if:

     - DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility;

     - the Company in its sole discretion determines that the Global Notes shall be exchangeable for certificated debt securities; or

     - there shall have occurred and be continuing an event of default with respect to debt securities of any series under the indenture and beneficial owners representing a majority in aggregate principal amount of the debt securities of such series represented by a Global Note advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in such Global Note will be entitled to physical delivery of individual debt securities of such series in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC's relevant Participants (as identified by DTC) to the trustee.

Debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

MERGER, CONSOLIDATION OR SALE OF ASSETS

Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the Company will not, in any transaction or series of transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into any other person unless:

     - either the Company is the continuing person or the successor person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of debt securities, and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

     - immediately after giving effect to the transaction and treating any debt which becomes an obligation of the Company or any of its subsidiaries as a result of such transaction as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

     - the Company delivers to the trustee an officers' certificate and legal opinion covering these conditions.

In the event that the Company is not the continuing person, then, for purposes of the second bullet point above, the successor person will be deemed to be the Company.

Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing legal entity, the successor entity formed by the consolidation or into which the Company is merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if the successor entity has been named as the Company in the indenture and the Company will be released (except in the case of a lease) from its obligations under the indenture and the debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the following events are "events of default" with respect to any series of debt securities issued under the indenture:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

     - default in the payment of principal of or premium, if any, on any debt security of that series when due and payable;

     - default in the performance or breach of any covenant or warranty of the Company in the indenture with respect to any debt security of that series (other than a covenant or warranty the default or breach of which is specifically dealt with in the indenture), which default continues uncured for a period of 60 days after receipt of written notice as provided in the indenture;

     - the following:

        - default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Company or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

        - certain events of bankruptcy, insolvency or reorganization with respect to the Company, the Company or any significant subsidiary of the Company (as defined in Regulation S-X under the Securities Act); and

        - any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

A supplemental indenture establishing the terms of a particular series of debt securities may delete, modify or add to the events of default described above.

No event of default with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare all debt securities of that series to be due and payable immediately.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if:

     - the Company has paid or deposited with the trustee a sum sufficient to pay:

     - all overdue installments of interest on all outstanding debt securities of that series;

     - the principal of (and premium, if any, on) any outstanding debt securities of that series which have become due otherwise than by such declaration of acceleration, and interest thereon at the rates provided for in such debt securities; and

     - to the extent lawful, interest upon overdue installments of interest at the rate or rates provided in such debt securities; and

     - all events of default with respect to debt securities of that series, other than the nonpayment of the principal of (or premium, if any) or interest on debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.

The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of such series waive any past default under the indenture with respect to such debt securities and its consequences, except a default:

     - in the payment of the principal of (or premium, if any) or interest on or payable in respect of any debt security of such series; or

     - in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

If the trustee knows of a default with respect to the debt securities of any series, the indenture requires the trustee, within 90 days after the default, to give notice to the holders of such debt securities, unless such default shall have been cured or waived. However the trustee may withhold notice to the holders of any debt securities of such series of any default (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any debt security of such series) if the trustee determines such withholding is in the interest of such holders.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of outstanding debt securities, unless the holders offer the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires the Company, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the indenture. Further, upon any request by the Company to take any action under the indenture, the Company will furnish to the trustee:

     - an officers' certificate stating that all conditions precedent, if any, provided for in the indenture relating to the proposed action have been complied with; and

     - an opinion of counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with.

MODIFICATION AND WAIVER

We may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments except that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on such debt security;

     - reduce the principal amount of debt securities or the rate or amount of interest on such debt securities, or any premium payable on such debt security;

     - adversely affect the right of any holder of debt securities to repayment of such debt security at the holder's option;

     - change the place, or the currency, for payment of principal of (or premium, if any) such debt security;

     - impair the right to institute suit for enforcement of any payment on or with respect to such debt security;

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver or reduce the quorum or voting requirements set forth in the indenture; or

     - modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive the Company's compliance with certain covenants of the indenture.

Modifications and amendments of the indenture may be made by the Company and the trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes:

     - to evidence the succession of another person to the Company under the indenture;

     - to add to the covenants of the Company for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company in the indenture;

     - to add events of default for the benefit of the holders of all or any series of debt securities;

     - to add or change any provisions of the indenture to facilitate the issuance of the debt securities in certificated form, provided that such action shall not adversely affect the interests of the holders of any debt securities in any material respect;

     - to secure the debt securities;

     - to provide for the acceptance of appointment by a successor trustee or to facilitate the administration of the trusts under the indenture by more than one trustee;

     - to cure any ambiguity, defect or inconsistency in the indenture or to add or change any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series or any related guarantees in any material respect; or

     - to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities in any material respect.

The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of the debt securities of a series, debt securities of each series owned by the Company or any other obligor upon such debt securities or any affiliate of the Company or of such other obligor will be disregarded.

The indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by the Company or the Holders of 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of such series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of such series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of such series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of any series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of such series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the provisions described above, the indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of such series affected thereby:

     - there shall be no minimum quorum requirement for such meeting; and

     - the principal amount of the outstanding debt securities of such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

Legal Defeasance and Covenant Defeasance. Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the Company may elect:

     - to be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) ("legal defeasance"); or

     - to be released from compliance with the covenants in the indenture ("covenant defeasance").

The Company will be so discharged upon the deposit with the trustee, in trust, of money and/or Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal (and premium, if any) and interest on the debt securities of that series on the scheduled due dates or the applicable redemption date in accordance with the terms of the indenture and those debt securities.

This trust may only be established if, among other things:

     - the Company has delivered to the trustee a legal opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal, income tax law occurring after the date of the indenture;

     - such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; and

     - no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities shall have occurred and shall be continuing on the date of, or, solely in the case of events of default due to certain events of bankruptcy, insolvency, or reorganization, during the period ending on the 91st day after the date of, such deposit into trust.

"Government Obligations" means securities which are:

     - direct obligations of the United States of America, for the payment of which obligations its full faith and credit is pledged; or

     - obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America and which, in either of the above cases, are not callable or redeemable at the option of the issuer thereof and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as provided by law) such custodian is not authorized to make any amount received by the custodian.

SUBORDINATION

The applicable prospectus supplement will set forth the terms and conditions, if any, upon which the debt securities are subordinated to other indebtedness of the Company. Such terms will include a description of the indebtedness ranking senior to the debt securities, the restrictions on payments to the holders of such debt securities while a default with respect to such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default, and provisions requiring holders of such debt securities to remit certain payment to holders of senior indebtedness.

                  DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

Certain provisions of Delaware law and SDL's Restated Certificate of Incorporation, as amended (the "Certificate") could make more difficult the acquisition of SDL by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate bids and to encourage persons seeking to acquire control of SDL to negotiate first with SDL.

DELAWARE STATUTE

SDL is subject to the provisions of Delaware General Corporation Law section 203 (the "Delaware Statute"). In general, the Delaware Statute prohibits certain business combinations between a publicly-held Delaware corporation, such as SDL, and any "interested stockholder" for a period of three years after the date on which the latter became an interested stockholder unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of the corporation's outstanding voting stock.

CLASSIFIED BOARD OF DIRECTORS

The Certificate provides that, so long as the board of directors consists of more than two directors, the board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of SDL's board of directors will be elected each year. In addition, the Certificate provides for cumulative voting in the election of directors, allowing the election of a director at each election by holders representing a large minority of shares.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

The Certificate establishes an advance notice procedure for bringing business before an meeting of stockholders and for nominating (other than by or at the direction of the Board of Directors) candidates for election as directors at an annual meeting or a special meeting for the purpose of electing directors. To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of SDL not earlier than 90 nor later than 60 days prior to the first anniversary of the preceding year's annual meeting or, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, such notice must be received not earlier than 90 days prior to such annual meeting and not later than the later of: (i) the 60th day prior to the annual meeting; or (ii) the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first.

OTHER CHARTER PROVISIONS

The Certificate provides that in determining whether to take or refrain from taking corporate action on any matter, the Board of Directors may take into account the interests of customers, employees and other constituencies of SDL and its subsidiaries, including the effect upon communities in which SDL and its subsidiaries do business, and may consider long-term as well as short-term interests of SDL and its stockholders, in addition to any other considerations which the Board of Directors may lawfully take into account.

STOCKHOLDER RIGHTS AGREEMENT

On November 6, 1997, the Board of Directors adopted and approved a stockholder rights agreement, as amended (the "SDL Rights Agreement") and declared a dividend of one right (each a "Right") for each share of SDL common stock outstanding on November 17, 1997. On February 11, 1999, SDL amended and restated the SDL Rights Agreement to eliminate those provisions that require that certain actions may only be taken by independent directors. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all SDL stockholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire SDL on terms not approved by the Board of Directors, but they will not interfere with any negotiated merger or other business combination. In the event that any person or group (except for a certain existing stockholder of SDL so long as such stockholder is not required to report its ownership on Schedule 13(d)) acquires beneficial ownership of fifteen (15) percent or more of the outstanding shares of SDL's common stock as defined in the SDL Rights Agreement, each holder of a Right, other than a

Right beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of shares of SDL's common stock having a market value of two times the exercise price of the Right. In addition, if at any time following such acquisition of fifteen (15) percent or more of the outstanding common stock, SDL is acquired in a merger or other business combination or transaction, or fifty (50) percent or more of its consolidated assets or earning power are sold, each holder of a Right will receive, upon exercise of that Right, that number of shares of common stock of the acquiring company which, at the time of such transaction, will have a market value of two times the exercise price of the Right.

                              PLAN OF DISTRIBUTION

We may sell securities offered pursuant to any applicable prospectus supplement directly to one or more purchasers or though agents or underwriters. We may sell securities offered pursuant to any applicable prospectus supplement in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter or agent involved in the offer and sale of the securities in the applicable prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell securities upon the terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.

Unless we specify otherwise in the related prospectus supplement, each series of securities offered will be a new issue with no established trading market, other than the common stock which is listed on the NASDAQ National Market System. Any shares of common stock sold pursuant to a prospectus supplement may be listed on the NASDAQ National Market System, subject to official notice of issuance. We may elect to list any series of preferred stock and any series of debt securities, depository shares or warrants on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If indicated in the applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will not be subject to any conditions except:

     - the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

     - if the securities are sold to underwriters, we shall have sold to the underwriters the total principal amount of the offered securities less the principal amount covered by the delayed delivery contracts.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the debt securities by bidding for or purchasing debt securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

                                 LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.

                                    EXPERTS

The consolidated financial statements of SDL, Inc. incorporated by reference in SDL, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. The supplemental consolidated financial statements of SDL, Inc. appearing in SDL, Inc.'s Current Report on Form 8-K dated May 18, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated by reference elsewhere herein, which is based in part on the report of Arthur Andersen, independent auditors. Such consolidated financial statements and supplemental consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

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                                   [SDL LOGO]

                                   SDL, INC.

                                2,950,000 SHARES

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                           , 1999

                               CIBC WORLD MARKETS
                               HAMBRECHT & QUIST
                               DONALDSON LUFKIN &
                                    JENRETTE
                                 MERRILL LYNCH
                                     & CO.
                                    SG COWEN
                           SOUNDVIEW TECHNOLOGY GROUP

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER,
SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY
OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.